Exhibit 10.42

ARCADIA SERVICES, INC.
GRAYROSE, INC.
ARCADIA HEALTH SERVICES OF MICHIGAN, INC.
ARCADIA HEALTH SERVICES, INC.
ARCADIA EMPLOYEE SERVICES, INC.
AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF JULY 13, 2009
COMERICA BANK

Execution Copy

     AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED LOAN AGREEMENT, made as of the 13 day of July, 2009, by and among ARCADIA SERVICES, INC., a Michigan corporation (“Arcadia”), ARCADIA HEALTH SERVICES, INC., a Michigan corporation (“Arcadia Health Services”), GRAYROSE, INC., a Michigan corporation (“Grayrose”) and ARCADIA HEALTH SERVICES OF MICHIGAN, INC., a Michigan corporation (“Arcadia Health Michigan”) and ARCADIA EMPLOYEE SERVICES, INC., a Michigan corporation (“Arcadia Employee” and together with Arcadia, Arcadia Health Services, Arcadia Health Michigan, and Grayrose, being collectively identified as “Companies” and individually as a “Company”) and Comerica Bank, a Michigan banking corporation, of Detroit, Michigan (herein called “Bank”);
RECITALS:
     A. Companies and Bank are parties to that certain Credit Agreement dated May 7, 2004 (“Prior Agreement”).
     B. Companies and Bank desire to amend and restate the Prior Agreement as set forth below.
     NOW, THEREFORE, Bank and Companies agree that the Prior Agreement is amended and restated to read as follows:

      WITNESSETH:
1. DEFINITIONS
     For the purposes of this Agreement the following terms will have the following meanings:

     “Advance” shall mean a borrowing requested by Companies and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 3.3 hereof, and shall include a Prime-based Advance.
     “Advance Formula Agreement” shall mean the Advance Formula Agreement dated even date herewith executed by Bank and Companies, as may be amended, restated, supplemented or replaced from time to time.
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
     “Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit.
     “Capital Expenditure” shall mean, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of the person making such expenditure, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of the lessee or obligor thereunder would be required by generally accepted accounting principles to be capitalized and shown as liabilities on the balance sheet of such lessee or obligor.
     “Capital Lease” shall mean any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is, or is required to be accounted for as a capital lease on the balance sheet of such Person, together with any renewals of such leases (or entry into new leases) on substantially similar terms.
     “Consolidated” or “Consolidating” shall, when used with reference to any financial information pertaining to (or when used as a part of any defined term or statement pertaining to the financial condition of) Arcadia and its Subsidiaries, mean the accounts of Arcadia and its Subsidiaries determined on a consolidated or consolidating basis, as the case may be, all determined as to principles of consolidation and, except as otherwise specifically required by the definition of such term or by such statements, as to such accounts, in accordance with generally accepted accounting principles applied on a consistent basis and consistent with the financial statements, if any, as at and for the fiscal year ended March 31, 2009.
     “Debt” shall mean as of any applicable time of determination thereof, the total liabilities of a Person at such time, as determined in accordance with GAAP.
     “Default” shall mean an event which with the giving of notice or passage of time or both would constitute an Event of Default.
     “Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

     “Event of Default” shall mean any of the Events of Default specified in Section 10 hereof.
     “GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date of this Agreement.
     “Guarantors” shall mean the Parent Guarantor and each other Person who/which on or after the date hereof executes a Guaranty in favor of Bank and “Guarantor” shall mean any of them.
     “Guaranty” shall mean any Guaranty by a Guarantor of the Indebtedness in form and substance acceptable to Bank, as amended from time to time and “Guaranties” means all of them.
     “Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of Companies to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Companies to Bank whether or not arising under or in connection with the Loan Documents, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.
     “Letter of Credit” shall have the meaning set forth in Section 2.9 of this Agreement.

     “Letter of Credit Reserve” shall mean as of any date of determination an amount equal to the undrawn amount of all Letters of Credit plus the unreimbursed amount of any draws under Letters of Credit honored by Bank

     “Loan Documents” shall mean collectively, this Agreement, the Note, the Guaranties, the Security Agreements, the Stock Pledge, the Advance Formula Agreement, the Subordination Agreements and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.
     “Net Income” shall mean, as of any date of determination, the net income (or loss) of Arcadia and its Consolidated Subsidiaries for the single quarter period ending on the date of determination, plus, to the extent deducted in determining net income, the net decrease in the sum of any deferred tax asset and deferred tax valuation allowance accounts, and minus to the extent included in determining net income, the net increase in the sum of any deferred tax asset and deferred tax valuation allowance accounts, all as determined in accordance with GAAP.
     “Note” shall mean the Revolving Credit Note.
     “Ordinary Course Liens” shall mean with respect to any Person:
(a)	liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

(b)	mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

(c)	liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

(d)	(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP; and

(e)	minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person.
     “Parent Guarantor” shall mean RKDA, Inc., a Michigan corporation, and its successors and assigns.
     “Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.
     “Revolving Credit” shall mean the revolving credit facility described in Section 2 of this Agreement.
     “Revolving Credit Commitment Amount” shall mean Fourteen Million Dollars ($ 14,000,000).
     “Revolving Credit Maturity Date” shall mean August 1, 2011.

     “Revolving Credit Note” shall mean the Note described in Section 2.1 hereof made by Companies to Bank in the form annexed to this Agreement as Exhibit “C”.
     “Security Agreements” shall mean (i) the Security Agreements dated May 7, 2004 executed by Arcadia, Arcadia Health, Arcadia Health Michigan and Grayrose in favor of Bank, (ii) the Security Agreement dated August 30, 2005 executed by Arcadia Employee in favor of Bank, and (iii) the Security Agreement (Deposit Account) dated July ___, 2009 executed by Arcadia, as each may be amended, restated, supplemented or replaced from time to time

     “Stock Pledge” shall mean the Security Agreement (Negotiable Collateral) dated May 7, 2004 executed by Parent Guarantor under which the Parent Guarantor granted Bank a first priority security interest in all of the issued and outstanding capital stock of Arcadia, as may be amended, restated, supplemented or replaced from time to time.
     “Subordinated Debt” shall mean, as of any applicable time of determination, any Debt of Companies (or any of them) which is subordinated in priority of payment or other terms to any of the indebtedness of Companies (or any of them) to Bank, in each case, pursuant to a Subordination Agreement.
     “Subordination Agreement” shall mean a written agreement executed and delivered by the holder of Subordinated Debt to, and in form and detail satisfactory to, Bank, and includes without limitation the Subordination Agreement dated even date herewith executed by Arcadia Services, Inc and acknowledged by Companies.
     “Subsidiary” shall mean a corporation or other entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interests is owned by a Company, either directly or indirectly, through one or more intermediaries.
     “Tangible Effective Net Worth” shall mean, as of any applicable date of determination, Tangible Net Worth as of such date plus an amount equal to the outstanding principal amount of the Subordinated Debt as of such date.
     “Tangible Net Worth” shall mean as of any applicable time of determination thereof, the excess of (i) the net book value of the assets of Companies at such time (excluding receivables from officers, directors, employees or affiliates and excluding patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, deferred tax assets and all other intangible assets of Companies at such time), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over (ii) the sum of the total Debt of Companies less Companies’ deferred tax liabilities at such time, all as determined in accordance with GAAP on a Consolidated basis.
2. THE INDEBTEDNESS: Revolving Credit; Fees
     2.1 Bank agrees to make Advances to Companies from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed the lesser of the Revolving Credit Commitment Amount, as in effect from time to time, or the amount of indebtedness permitted under the Advance Formula Agreement in aggregate principal amount at any one time outstanding. All of the Advances under the Revolving Credit shall be evidenced by the Revolving Credit Note under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.
     2.2 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance made under the Revolving Credit Note shall bear interest at the rate(s) et forth in the Revolving Credit Note. The amount and date of each Advance, it’s applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records will be conclusive evidence thereof absent manifest error.
     Companies may request an Advance under the Revolving Credit as set forth in the Revolving Credit Note.
     2.3 The initial Advance shall be used to repay in full the indebtedness outstanding under that certain Revolving Credit Note dated August 30, 2005 made in the principal amount of $19,000,000 by the Companies payable to Bank. The proceeds of all other Advances under the Revolving Credit Note shall be used solely for working capital purposes.
     2.4 The aggregate principal amount at any one time outstanding under the Revolving Credit Note shall never exceed the formula set forth in the Advance Formula Agreement or in any Advance Formula Agreement delivered by Companies to Bank in substitution therefor. Companies shall immediately make all payments necessary to comply with this provision.
     2.5 Companies agree to pay Bank a non-refundable, unused fee on the average daily balance of the unused portion of the Revolving Credit at the rate per annum equal to one eighth of one percent (.125%) of the Revolving Credit Commitment Amount for the average number of days elapsed using a year of 360 days. The commitment fee shall be payable quarterly in arrears on the first Business Day of each March, June, September and December, commencing September 1, 2009, and on the Revolving Credit Maturity Date.
     2.6 Companies shall pay Bank a non-refundable closing fee of $14,000 on the date of execution of this Agreement, which fee shall be deemed fully earned by Bank upon execution of this Agreement by Companies and Bank.
     2.7 In addition to direct Advances under the Revolving Credit Note to be provided to Companies by Bank under and pursuant to Section 2.1 of this Agreement, Bank further agrees to issue, or commit to issue, from time to time, standby letters of credit for the account of Companies (herein individually called a “Letter of Credit” and collectively “Letters of Credit”) in aggregate undrawn amounts not to exceed Five Hundred Thousand Dollars ($500,000) at any one time outstanding; provided, however that the sum of the aggregate amount of Advances outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall not exceed the Revolving Credit Commitment Amount at any time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which is more than twelve (12) months after issuance or which extends beyond the Revolving Credit Maturity Date. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit also shall be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Companies unto Bank with respect thereto. Companies shall pay to Bank annually in advance a fee equal to the 1.75% per annum of the amount of each Letter of Credit. The sum of the aggregate principal amount at any time outstanding under the borrowing formula set forth in the Advance Formula Agreement. Companies shall immediately make all payments necessary to comply with this provision.
3. CONDITIONS
     3.1 Companies agree to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i) certified copies of resolutions of the Boards of Directors of Companies evidencing approval of the borrowings and transactions contemplated hereunder; (ii) a certificate of good standing from the state of each Company’s incorporation and from the state(s) in which each of them is required to be qualified to do business; (iii) the other Loan Documents; (iv) a borrowing base report and (v) such other documents, instruments and legal opinions as Bank may require.

     3.2 As security for all Indebtedness of Companies to Bank hereunder, Companies agree to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following:
(a)	The Security Agreements;

(b)	The Subordination Agreements;

(c)	The Stock Pledge;

(d)	The Guaranties;

(e)	Financing Statements required or requested by Bank to perfect all security interests to be conferred upon Bank under this Agreement and to accord Bank a perfected first priority security position under the Uniform Commercial Code (subject only to the encumbrances permitted hereunder); and

(f)	Such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Bank may reasonably request at any time.
To the extent that any of the Companies has heretofore given a security interest to Bank to certain of the foregoing and such documents and agreements comply with the requirements of this Agreement, it is hereby agreed that such documents and agreements shall remain in full force and effect for the purposes of this Agreement, but Bank may, if it deems it necessary or desirable, require execution of a new agreement or agreements or amendments to such agreements.
     3.3 As a condition to the initial Advance, Companies shall have provided Bank evidence of satisfaction of conditions precedent set forth in the commitment letter dated June 23, 2009.

4. REPRESENTATIONS AND WARRANTIES
     Each of the Companies represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

      4.1 It is a corporation duly organized and existing in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and in good standing in every jurisdiction in which such qualification is material to its business and operation or the ownership or lease of its properties; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Note by Companies are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and the other documents and instruments required under this Agreement and the Note, when issued and delivered, will be valid and binding in accordance with their terms.
     4.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Note by Companies are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which any Company is a party or by which any Company is bound.
     4.3 Except as may be set forth in Schedule 4.3, no litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of its officers is threatened against Companies or any Subsidiary of any of the Companies, the outcome of which could materially impair any of the Companies’ or any Subsidiary’s financial condition or their ability to carry on their businesses taken as a whole.
     4.4 There are no security interests in, or liens, mortgages, or other encumbrances on any of Companies’ or any Subsidiary’s assets, except to Bank, or as permitted in this Agreement.
     4.5 None of the Companies nor any Subsidiary maintains or contributes to any employee pension benefit plan subject to title IV of the “Employee Retirement Income Security Act of 1974” (herein called “ERISA”), except the plans described in attached Schedule 4.5. There is no unfunded past service liability of the pension plan and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any pension plan owed to the Pension Benefit Guaranty Corporation (“PBGC”) or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.
     4.6 The financial statements of Companies dated March 31, 2009, previously furnished Bank, are complete and correct in all material respects and fairly present the financial condition of Companies and their consolidated Subsidiaries as of their respective dates; since March 31, 2009, there has been no material adverse change in the financial condition of any of the Companies or any of the Subsidiaries; to the knowledge of its officers, none of the Companies nor any of the Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in said financial statements and at the present time there are no material unrealized or anticipated losses from any present commitment of any of the Companies or Subsidiaries.
     4.7 All tax returns and tax reports of Companies and each Subsidiary required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Companies or any Subsidiary (or any of its properties) which are due and payable have been paid for which the failure to pay would materially adversely affect its business or the value of its property or assets (taken as a whole). The charges, accruals and reserves on the books of Companies and the Subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Companies.
     4.8 All of the issued and outstanding capital stock of Arcadia is owned by the Parent Guarantor. Except as disclosed on Schedule 4.8 annexed hereto, there are no Subsidiaries of any Company.
     4.9 Each Company and its Subsidiaries are, in the conduct of their business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to any of them, the enforcement of which, if such Company or any Subsidiary were not in compliance, would reasonably be expected to materially adversely affect its business or the value of its property or assets (taken as a whole). Each Company and its Subsidiaries have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have would reasonably be expected to materially adversely affect its business or the value of its property or assets (taken as a whole).
     4.10 Except as may be set forth in Schedule 4.10, none of the Companies nor any Subsidiary is party to any litigation or administrative proceeding, nor so far as is known by it is any litigation or administrative proceeding threatened against it or any other Company or Subsidiary, which in either case (A) asserts or alleges that any of the Companies or any Subsidiary violated Environmental Laws (as defined herein), (B) asserts or alleges that any of the Companies or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, or (C) asserts or alleges that any of the Companies or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by any of the Companies or any Subsidiary.
     4.11 To the best of its knowledge, after due inquiry, except as otherwise previously disclosed in writing by Companies to Bank, there are no conditions existing currently or likely to exist during the term of this Agreement which would subject any of the Companies or any Subsidiary to material damages, penalties, injunctive relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require material cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by any of the Companies or any Subsidiary.
     4.12 None of the Companies nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best of its knowledge, after due inquiry, except as otherwise previously disclosed in writing to the Bank, neither of the Companies nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.
     4.13 Each of the Companies and the Subsidiaries has all material permits, licenses and approvals required under applicable Environmental Laws.
     4.14 None of the Companies is an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended. None of the Companies is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.
     4.15 Each Company has good and valid title to the property pledged, mortgaged or otherwise encumbered or to be encumbered by it under the Loan Documents to which such Company is a party.
     4.16 Schedule 4.16 annexed hereto is a complete list of all premises where tangible personal property of the Companies is located.
5. AFFIRMATIVE COVENANTS
     Each of the Companies covenants and agrees that it will, and it will cause each of its Subsidiaries, so long as Bank may make any Advance under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement:
     5.1 Furnish Bank:
(a)	prompt notification of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute an Event of Default under this Agreement, and promptly inform the Bank of any material adverse change in any of the Companies’ or any Subsidiary’s financial condition;

(b)	as soon as available and in any event within 30 days after and as of the end of each month, the consolidated and consolidating balance sheets and statements of profit and loss and surplus of the Companies and their consolidated Subsidiaries, duly certified (subject to year-end audit adjustments) by the chief financial officer of each of the Companies as having been prepared in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.6;

(c)	as soon as available and in any event within 45 days after and as of the end of each month, the balance sheet and statements of profit and loss and surplus of Arcadia Resources, Inc. and its Consolidated Subsidiaries duly certified (subject to year-end audit adjustments) by the chief financial officer of Arcadia Resources, Inc. as having been prepared in accordance with the GAAP consistent with those applied by Arcadia in the preparation of the financial statements referred to in Section 4.6;

(d)	as soon as available and in any event within 90 days after and as of the end of each fiscal year of the Companies, consolidated and consolidating audited financial statements of Companies and their consolidated Subsidiaries, including a balance sheet, statements of income and retained earnings and changes in financial position for such year, prepared in accordance with GAAP and certified by independent certified public accountants reasonably acceptable to the Bank;

(e)	as soon as available and in any event within 90 days after and as of the end of each fiscal year of Arcadia Resources, Inc., a Nevada corporation (“Resources”), (i) Resources’ form 10-K as of the end of such fiscal year, and (ii) financial statements of Resources and its subsidiaries, including a balance sheet, statements of income and retained earnings and changes in financial position for such year, prepared on a consolidated and consolidating basis in accordance with GAAP, in such detail as Bank may reasonably require, and audited by independent certified public accountants of recognized standing selected by Resources and acceptable to Bank;

(f)	within ten (10) days after and as of the end of each month, a detailed aging of Accounts and accounts payable, an inventory report and a borrowing base report all in form acceptable to Bank, certified by an officer of each of the Companies;

(g)	on Friday of each week and as of Friday of the previous week, a borrowing base report in form acceptable to Bank, certified by an officer of each of the Companies;

(h)	such information as required by the terms and conditions of the Advance Formula Agreement and any security agreements referred to in this Agreement; and

(i)	from time to time, such further information regarding the business affairs and financial condition of the Companies as the Bank may reasonably request.
     5.2 Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes and other governmental charges and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith and, if required by Bank, bonded in a manner satisfactory to Bank.

     5.3 Maintain, and cause its Subsidiaries to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Companies and Bank as their respective interests may appear; copies of all said policies, including all endorsements thereon and those required hereunder, to be deposited with Bank.
     5.4 Permit, and cause its Subsidiaries to permit, Bank, through its authorized attorneys, accountants, and representatives, to examine each Company’s and its Subsidiaries’ books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, including, without limitation, collateral audits of Companies at the expense of Companies; provided, however, so long as no Default or Event of Default has occurred and is continuing, Companies shall not be required to reimburse Bank for more than two (2) such audits during each twelve month period thereafter.
     5.5 Promptly notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute a default under this Agreement, and promptly inform Bank of any material adverse change in any Company’s or any Subsidiary’s financial condition.
     5.6 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 5.1(a) and (b) hereof, a statement in the form of Exhibit A annexed hereto prepared and certified by the chief financial officer of Arcadia (or in his absence, a responsible senior officer of Arcadia) (a) setting forth all computations necessary to show compliance by Companies with the financial covenants contained in Sections 5.11 and 5.12 of this Agreement as of the date of such financial statements, (b) stating that as of the date thereof, no condition or event which constitutes an event of default or which with the running of time and/or the giving of notice would constitute an event of default has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Companies and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.
     5.7 Maintain in good standing, and cause each Subsidiary to maintain in good standing, all licenses required by the State of Michigan or any agency thereof, or other governmental authority that may be necessary or required for Companies or any Subsidiary to carry on its general business objects and purposes.
     5.8 Furnish, and cause each Subsidiary to furnish, Bank, upon Bank’s request, in form satisfactory to Bank with pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of each Company’s and each Subsidiary’s real or personal property, of every nature and description, whether now owned or hereafter acquired, to the extent that Bank may in its sole reasonable discretion require.
     5.9 Comply, and cause each Subsidiary to comply, with all requirements imposed by ERISA as presently in effect or hereafter promulgated including, but not limited to, the minimum funding requirements of the Pension Plans.
     5.10 Promptly notify Bank after the occurrence thereof in writing of any of the following events:
(a)	the termination of any Company’s or any Subsidiary’s Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

(b)	the appointment of a trustee by a United States District Court to administer the Pension Plan;

(c)	the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate any Company’s or any Subsidiary’s Pension Plan;

(d)	the failure of any Company’s or any Subsidiary’s Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended;

(e)	the withdrawal of any Company or any Subsidiary from a Pension Plan; or

(f)	a reportable event, within the meaning of Title IV of ERISA.
     5.11 Maintain as of the end of each fiscal quarter of Arcadia, commencing with the fiscal quarter ending June 30, 2009, Tangible Effective Net Worth of not less than the following as of the dates set forth below:

June 30, 2009	$2,000,000
September 30, 2009	$2,000,000
December 31, 2009	$2,100,000
March 31, 2010	$2,200,000
June 30, 2010	$2,300,000
September 30, 2010	$2,400,000
December 31, 2010	$2,500,000
March 31, 2011	$2,600,000
June 30, 2011	$2,700,000
September 30, 2011 and the last day of each fiscal quarter thereafter	$2,800,000

     5.12 Earn as of the end of each fiscal quarter of Companies, commencing with the fiscal quarter ending June 30, 2009, Net Income of not less than $400,000.
     5.13 Maintain all cash collection and general disbursement accounts with Bank.
     5.14 Furnish, and cause each Person which becomes a holder of the capital stock of Arcadia after the date hereof to furnish, Bank contemporaneously with the acquisition of such stock, a Stock Pledge, together with delivery of the original stock certificate(s) and a stock assignment(s) duly executed in blank, all in form satisfactory to Bank, supported by appropriate resolutions in certified form authorizing same, as applicable. Nothing set forth in this Section shall constitute Bank’s consent to the acquisition by any Person of any of the capital stock of Arcadia.
     5.15 Promptly furnish Bank with notice of any merger or acquisition of the Parent Guarantor into, with or by any other Person.
     5.16 Cause Arcadia to maintain Subordinated Debt owing to Arcadia Resources, Inc. and/or additional paid in capital of Arcadia (as reflected as a line item on Arcadia’s financial statements) of not less than $15,500,000 in the aggregate at all times. Nothing set forth in this Section 5.16 shall constitute Bank’s consent to the payment of any Subordinated Debt.
6. NEGATIVE COVENANTS
     Each of the Companies covenants and agrees that, so long as Bank may make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement, it will not, and it will not permit its Subsidiaries to, without the prior written consent of Bank:

     6.1 Purchase, acquire, issue (except as permitted in Section 6.9) or redeem any of its capital stock or make any material change in its capital structure.
     6.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any part of its assets, (i) except sales of Inventory in the ordinary course of its business, (ii) dispositions of obsolete equipment to the extent not exceeding $100,000 during any single fiscal year, and (iii) sales, transfers and dispositions of other assets not described in subclauses (i) and (ii) and not in excess of $100,000 during any single fiscal year.
     6.3 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business and guaranties in favor of Bank.
     6.4 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

     6.5 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:
(a)	indebtedness to Bank;

(b)	current unsecured trade payables and accrued liabilities arising in the ordinary course of any Company’s business;

(c)	the Subordinated Debt;

(d)	indebtedness owing from one Company to another Company;

(e)	indebtedness not to exceed $150,000 in the aggregate at any time outstanding secured by purchase money liens permitted by Section 6.6(b); and

(f)	other unsecured indebtedness not exceeding $75,000 at any time outstanding.
     6.6 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except (collectively, the “Permitted Liens”):
(a)	to Bank;

(b)	liens and security interests upon fixed assets acquired by a Company after the date of this Agreement (including by virtue of a Capital Lease) to secure the indebtedness permitted by Section 6.5(e) provided that (i) any such lien or security interest is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the item of property subject thereto; (ii) the principal amount of the indebtedness secured by such lien does not exceed 100% of the fair value of the property at the time it was acquired, and (iii) the lien or security interest does not cover any other property other than such item of property; and

(c)	the Ordinary Course Liens.
     6.7 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.
     6.8 Materially alter the character of its businesses from that conducted as of the date of this Agreement.
     6.9 Declare or pay any dividends or make any other distribution upon its shares of capital stock except dividends payable in the capital stock of Companies and dividends by a Subsidiary of a Company to a Company.

     6.10 Enter into any transaction or series of transactions with any Affiliate other than on terms and conditions as favorable to Companies as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate.
     6.11 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any person, firm, corporation or other entity or association, except:
(a)	advances made for expenses or purchases in the ordinary course of business; and

(b)	loans or advances made by a Company to another Company.
     6.12 Allow any fact, condition or event to occur or exist with respect to any employee pension and/or profit sharing plan of any of the Companies or any Subsidiaries, which shall constitute grounds for termination of such plan by the PBGC or for the appointment by a United States District Court of a trustee to administer any such plan.
     6.13 Enter into or become subject to any agreement (other than this Agreement) (i) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of any Company or (ii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.
     6.14 Make any payment or redemption of the Subordinated Debt.
7. ENVIRONMENTAL PROVISIONS
     7.1 For the purposes of this Agreement the term “Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.
     7.2 Each of the Companies shall timely comply in all material respects with all applicable Environmental Laws.
     7.3 Each of the Companies shall provide to the Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by any of the Companies or any Subsidiary or a cleanup, removal, remedial action, or other response by or on the part of either of the Companies or any Subsidiary under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from any Company or any Subsidiary for an alleged violation of Environmental Laws.
     7.4 Each of the Companies shall promptly notify the Bank in writing as soon as it becomes aware of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.
     7.5 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Companies shall, at their sole expense, if reasonably requested by Bank, retain an environmental professional consultant, reasonably acceptable to Bank, to conduct a thorough and complete environmental audit regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to both Bank and Companies upon completion.
     7.6 At any time if any of the Companies, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, it shall promptly provide the Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Companies will promptly provide to the Bank copies of all final findings and conclusions of any such environmental investigation. Preliminary findings and conclusions shall be provided if final reports have not been completed and delivered to the Bank within 60 days following completion of the preliminary findings and conclusions.
     7.7 Each of the Companies hereby indemnifies, saves and holds the Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned, leased or operated by Companies, or due to any acts of either of the Companies, its officers, directors, shareholders, employees, consultants and/or representatives. In no event shall either of the Companies be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any intentional wrongful act or act of gross negligence of the Bank, or its agents or employees.
     It is expressly understood and agreed that the indemnification granted herein is intended to protect the Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to the Bank, or under any other document or agreement given to secure repayment of any indebtedness from either of the Companies, whether or not such claims arise before or after the Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the collateral documents.
     It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Companies to the Bank.
     7.8 Each of the Companies and its Subsidiaries have and shall maintain all permits, licenses and approvals required under applicable Environmental Laws.
8. EVENTS OF DEFAULT
     8.1 Upon occurrence of any of the following events of default:
(a)	non-payment of any installment of the principal or interest on the Note when due, or non-payment of any other outstanding Indebtedness when due, and (in each case) continuance thereof for five (5) Business Days;

(b)	default in the observance or performance of any of the conditions, covenants or agreements of Companies set forth in Sections 5.1, 5.3, 5.4, 5.5, 5.6, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15 or 6 (in its entirety);

(c)	default in observance or performance of any of the other conditions, covenants or agreements of any Company herein set forth, and continuance thereof for thirty (30) days after written notice to Companies by Bank;

(d)	any material representation or warranty made by any Company herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made;

(e)	default in the observance or performance of any of the conditions, covenants or agreements of any Company set forth in any collateral document of security which may be given to secure the indebtedness hereunder or in any other document related to or connected with this Agreement or the indebtedness hereunder, and lapse of any applicable grace or cure period;

(f)	default in the payment of any other obligation of any Company, any of its Subsidiaries or any Guarantor for borrowed money in an aggregate amount in excess of Twenty Thousand Dollars ($20,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of Twenty Thousand Dollars ($20,000) sufficient to permit the holder thereof to accelerate the maturity of such obligation;

(g)	judgments for the payment of money in excess of the sum of Twenty Thousand Dollars ($20,000) in the aggregate shall be rendered against any Company, any of its Subsidiaries or any Guarantor and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

(h)	the occurrence of any “reportable event”, as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of any Company for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and is reasonably likely that the occurrence of such event would result in a material adverse effect on Companies, and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator or Companies; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

(i)	if there shall be any change for any reason whatsoever in the management, ownership or control of any of the Companies, which shall in the reasonable judgment of Bank materially adversely affect future prospects for the successful operation of any Company or any Subsidiary;

(j)	if any Guaranty or Subordination Agreement is revoked in whole or in part; or if there occurs any default under the terms of any Guaranty or Subordination Agreement;

(k)	If Companies shall pay or any holder of Subordinated Debt shall accept, any payment or distribution of the Subordinated Debt in violation of the Subordination Agreement; or if there occurs any other default by any holder of Subordinated Debt under the terms of the Subordination Agreements; or

(l)	if Bank shall for any reason deem itself to be insecure, believing in good faith that the prospect of payment of or performance of the Indebtedness is materially impaired.
then, or at any time thereafter, unless such default is remedied, Bank may give written notice to Companies declaring all outstanding Indebtedness hereunder and under the Note to be due and payable, whereupon all Indebtedness then outstanding hereunder and under the Note shall immediately become due and payable without further notice and demand, and Bank shall not be obligated to make further Advances hereunder.
     8.2 If a creditors’ committee shall have been appointed for the business of any Company or any of its Subsidiaries or any Guarantor in connection with any bankruptcy or insolvency; or if any Company or any of its Subsidiaries or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of applicable Company, Subsidiary or Guarantor, as applicable), and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of any Company or any of its Subsidiaries or any Guarantor; then the Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable and Bank shall not be obligated to make further Advances under this Agreement.
     8.3 Upon the occurrence and during the continuance of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the Michigan Uniform Commercial Code (“UCC”), under the Security Agreements or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral and to set off against the Indebtedness any amount owing by Bank to a Company and/or any property of a Company in possession of Bank. Companies agree, upon request of Bank, to assemble the collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Companies.
     8.4 All of the Indebtedness shall constitute one loan secured by Bank’s security interest in the collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Companies to Bank. Upon the occurrence and during the continuance of an Event of Default which is not cured within the cure period, if any, provided hereunder, Bank may in its sole discretion apply the collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the UCC (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Companies or to such other Person or Persons as may be entitled thereto under applicable law. Companies shall remain liable for any deficiency, which Companies shall pay to Bank immediately upon demand.
     8.5 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Companies.
     8.6 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Companies.
     8.7 Upon the occurrence and during the continuance of any Event of Default, Companies shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.
9. MISCELLANEOUS
     9.1 This Agreement shall be binding upon and shall inure to the benefit of Companies and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by any Companies.
     9.2 Companies shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees, lien search fees, and title policy fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of the Bank’s rights against Companies or any collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Companies hereunder, shall also be paid by Companies.
     9.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP, consistently applied.
     9.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.
     9.5 All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) if physically delivered, (ii) three (3) business days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, or (iii) one (1) business day after having been transmitted to a third party providing delivery services in the ordinary course of business which guarantees delivery on the next business day after such transmittal (e.g., via Federal Express), all of which notices or other communications shall be addressed to the recipient as follows:

To Companies:

Arcadia Services, Inc.
9229 Delegates Row
Suite 260
Indianapolis, IN 46240
Attention: Matthew R. Middendorf
To Bank:
Comerica Bank
100 NE Third Avenue
Suite 600
Ft. Lauderdale, FL 33301
Attention: MMBI-Florida; Justin R. Milligan
     9.6 This Agreement and the Note have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     9.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Companies therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and Companies, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.
     9.8 All sums payable by Companies to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 9.5 hereof in immediately available United States funds, without set off, deduction or counterclaim. In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of each Company with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Companies’ obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.
     9.9 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and (subject to any grace period in Section 8.1(a)) shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Companies expressly assume all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Companies waive the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Companies. Upon the occurrence and during the continuance of an Event of Default, Companies agree that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, consistent with the terms hereof, notwithstanding any entry by Bank upon any of its books and records. Companies expressly agree that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.
     9.10 In the event Companies’ obligation to pay interest on the principal balance of the Note is or becomes in excess of the maximum interest rate which Companies are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.
     9.11 The Revolving Credit will not be on a remittance basis, but Companies shall maintain a lockbox at Bank. All funds in the lockbox will be swept daily to Borrowers’ operating account at Bank. Bank reserves its rights under the Security Agreements to request that the Revolving Credit be on a remittance basis in the future, whether or not an Event of Default has occurred.
     9.12 This Agreement shall become effective upon the execution hereof by Bank and Companies
     9.13 COMPANIES AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE NOTES OR THE INDEBTEDNESS.
     9.14 When used in this Agreement, the term “Companies” shall mean all or any of them. The obligations and liabilities of Companies under this Agreement are joint and several.

     9.15 This Agreement amends, restates and replaces the Prior Agreement.
     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		ARCADIA SERVICES, INC.

By:	/s/ Michael D. Malaga	By:	/s/ Matthew R. Middendorf

	Michael D. Malaga		Matthew R. Middendorf
Its:	Vice President	Its:	Treasurer

GRAYROSE, INC.

		By:	/s/ Matthew R. Middendorf

Matthew R. Middendorf
		Its:	Treasurer

ARCADIA HEALTH SERVICES OF MICHIGAN, INC.

		By:	/s/ Matthew R. Middendorf

Matthew R. Middendorf
		Its:	Treasurer

ARCADIA HEALTH SERVICES, INC.

		By:	/s/ Matthew R. Middendorf

Matthew R. Middendorf
		Its:	Treasurer

ARCADIA EMPLOYEE SERVICES, INC.

		By:	/s/ Matthew R. Middendorf

Matthew R. Middendorf
		Its:	Treasurer

COVENANT COMPLIANCE CERTIFICATE

To:	Comerica Bank

Re:	Amended and Restated Credit Agreement dated July 13, 2009, as may be amended, restated, replaced or supplemented from time to time (the “Agreement”) among ARCADIA SERVICES, INC., ARCADIA HEALTH SERVICES, INC., GRAYROSE, INC., ARCADIA HEALTH SERVICES OF MICHIGAN, INC., and ARCADIA EMPLOYEE SERVICES, INC., (collectively “Companies” and individually as a “Company”) and Comerica Bank (“Bank”).
     This Covenant Compliance Certificate (“Certificate”) is furnished pursuant to Section 5.6 of the Agreement and sets forth various information as of ___, 200___ (the “Computation Date”).
          1. Tangible Effective Net Worth. On the Computation Date, Companies’ Tangible Effective Net Worth, which is required to be not less than $___ was ___ as computed in the supporting documents attached hereto as Schedule 1.
          2. Net Income. On the Computation Date, the Companies’ Net Income, for the fiscal quarter ending on such date, which is required to be not less than $400,000 was ___ as computed in the supporting documents attached hereto as Schedule 2.
          The undersigned officers of the Companies hereby certifies that:
          A. All of the information set forth in this Certificate (and in any Schedule attached hereto) is true and correct in all material respects.
          B. As of the Computation Date, Companies have observed and performed all of their covenants and other agreements contained in the Agreement and in any other Loan Documents to be observed, performed and satisfied by Companies.
          C. The undersigned has reviewed the Agreement and this Certificate is based on an examination sufficient to assure that this Certificate is accurate.
          D. Except as stated in Schedule 3 hereto (which shall describe any existing Event of Default (or event which with the giving of notice or passage of time or both would constitute an Event of Default (“Default”)) and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Companies), no Default or Event of Default has occurred and is continuing on the date of this Certificate.
          Capitalized terms used in this Certificate and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Agreement.

     IN WITNESS WHEREOF, Companies have caused this Certificate to be executed and delivered by its duly authorized officer this ___ day of                     , 200___.

ARCADIA SERVICES, INC.		GRAYROSE, INC.

By:		By:

Its:	Matthew Middendorf, Treasurer	Its:	Matthew Middendorf, Treasurer

ARCADIA HEALTH SERVICES OF MICHIGAN, INC.		ARCADIA HEALTH SERVICES, INC.

By:		By:

Its:	Matthew Middendorf, Treasurer	Its:	Matthew Middendorf, Treasurer

ARCADIA EMPLOYEE SERVICES INC.

By:

Its:	Matthew Middendorf, Treasurer

SCHEDULE 4.3
LITIGATION
Aneita Fowler filed a Charge of Discrimination on 6/10/03 with the St. Petersburg Community Affairs Department based on discrimination for sex, female and race, black. The case is being handled by Steve J. Weiss of Hertz, Scham, Saretsky, P.C. Mr. Weiss believes the claim is completely lacking in merit (complainant was replaced by an African-American female).
Cain et al. v. Arcadia Services, Inc.: Arcadia Services, Inc. is named in lawsuit in Michigan, sought to be certified as a class action, relating to employment discrimination where plaintiff alleges that Arcadia allowed clients to determine which employ would work as a home health aide based on racial preferences.
Medlin v. Citrus Memorial Hospital: An Arcadia Health Services, Inc. nurse (the “Arcadia Nurse”), was a service provider at Citrus Memorial Hospital where plaintiff, Mr. Medlin, received medical care. Citrus was sued by Medlin for negligent care. Citrus has settled the case and is now looking to Arcadia, who was not named in the original lawsuit, for contribution. Arcadia maintains that the Arcadia Nurse was not negligent in Mr. Medlin’s care and is not responsible for any damages, and thus, the settlement cost remains solely with Citrus Memorial Hospital.

SCHEDULE 4.5
ERISA PLANS
None

SCHEDULE 4.8
SUBSIDIARIES
Arcadia Services, Inc. is the direct or indirect parent to the following wholly owned subsidiaries:
•	Arcadia Health Services, Inc., a Michigan Corporation

•	Arcadia Health Services of Michigan, Inc., a Michigan Corporation

•	Grayrose, Inc., a Michigan Corporation

•	Arcadia Employee Services, Inc., a Michigan Corporation

•	Arcadia Home Health Care Services, Inc., a Michigan Corporation
(f/k/a Arcadia Staff Resources, Inc.)

•	ASR Staffing, Inc., a Michigan Corporation

•	Home Health Professionals, Inc., a Delaware Corporation (a wholly owned subsidiary of Arcadia Health Services of Michigan, Inc.)

SCHEDULE 4.10
ENVIRONMENTAL LITIGATION
None

SCHEDULE 4.16
LOCATIONS OF TANGIBLE PERSONAL PROPERTY

	Locations of Tangible	Owned or
Company	Personal Property	Leased	If Leased, Name of Lessor
Arcadia Services, Inc.	26777 Central Park Boulevard Suite 200 Southfield, MI, 48076	Leased	Gateway Office Associates Limited Partnership LLC

Arcadia Health Services, Inc.	1124 W. Granada Blvd Ormond Beach, FL, 32174	Leased	DeRRu Properties Inc.

Arcadia Health Services, Inc.	4350 Fowler Street Suite 3 Ft. Myers, FL, 33901	Leased	ECI Health Care Properties Inc.

Arcadia Health Services, Inc.	7815 North Dale Mabry Suite 110 Tampa, FL, 33614	Leased	J&A Corporation of Tampa

Arcadia Health Services, Inc.	3639 Cortez Road West Suite 110 Bradenton, FL, 34210	Leased	Vector Corporate Park, Ltd., LLC

Arcadia Health Services, Inc.	710 94th Avenue North Suite 303 St. Petersburg, FL, 33702	Leased	Robert Resnik & Sharon Resnik (dba Southern Investment Trust)

Arcadia Health Services of Michigan, Inc.	693 Capital Avenue SW Battle Creek, MI, 49015	Leased	Southern Michigan Bancorp, Inc.

Arcadia Health Services of Michigan, Inc.	455 E Grand River Suite 201A Brighton, MI, 48116	Leased	Morrison RE, LLC

Arcadia Health Services of Michigan, Inc.	10 Vans Avenue Suite 6 Coldwater, MI, 49036	Leased	John Long & Randy Sanders

Arcadia Health Services of Michigan, Inc.	2380 Aurora Pond Drive Suite 239 Wyoming, MI, 49519	Leased	Aurora Pond

Arcadia Health Services of Michigan, Inc.	3029 Page Avenue Jackson, MI, 49203	Leased	Robele Investments L.L.C.

Arcadia Health Services of Michigan, Inc.	5413 S. Westnedge Avenue Suite D & E Portage, MI, 49002	Leased	234 Cedar Inc.

Arcadia Health Services of Michigan, Inc.	6540 Millennium Drive Suite 160 Lansing, MI, 48917	Leased	MEIP Borrower C LLC

	Locations of Tangible	Owned or
Company	Personal Property	Leased	If Leased, Name of Lessor
Arcadia Health Services of Michigan, Inc.	920 East Maple Birmingham, MI, 48009	Leased	Elmwood Properties I, LLC

Arcadia Health Services of Michigan, Inc.	3597 Henry Street Suite 101 Norton Shores, MI, 49441	Leased	Colonial Square Office Park, LLC

Arcadia Health Services of Michigan, Inc.	1956 Mall Place Benton Harbor, MI, 49022	Leased	Orchards Park, LLC

Arcadia Health Services, Inc.	1009 South Park Street Asheboro, NC, 27203	Leased	Bennett-McKenzie Partnership of Randolph Company

Arcadia Health Services, Inc.	770 Patton Avenue Suite F Asheville, NC, 28806	Leased	Charles N. Dowsett and E. Marian Dowsett

Arcadia Health Services, Inc.	616 Pasteur Drive Greensboro, NC, 27403	Leased	Carolina Healthcare Initiatives, LLC

Arcadia Health Services, Inc.	101 North Third Street Mebane, NC, 27302	Leased	Davis & Humbert

Arcadia Health Services, Inc.	3901 Barrett Drive Suite 210 Raleigh, NC, 27609	Leased	3901 Barrett Drive Associates, LLC

Arcadia Health Services, Inc.	1033 Randolph Street Suite 21 Thomasville, NC, 27360	Leased	Southgate Plaza Associates, LLC

Arcadia Health Services, Inc.	1760 Jonestown Road Suite 100 Winston-Salem, NC, 27103	Sub-Leased	Aerocare Holdings, Inc.

Arcadia Health Services, Inc.	1650 W. Market Street Suite 27 Akron, OH, 44313	Leased	Apollo Corporation

Arcadia Health Services, Inc.	14077 Cedar Road Suite 101 South Euclid, OH, 44118	Leased	Walterstone Family Limited Partnership

Arcadia Health Services, Inc.	1250 W. Dorothy Lane Suite 304 Dayton, OH, 45409	Leased	Caplina Family Limited

Arcadia Health Services, Inc.	317 Bustleton Pike Feasterville, PA, 19053	Leased	Dennis Zaporowski

Arcadia Health Services, Inc.	3 Parkway Center East 2020 Ardmore Blvd, Suite 323 Pittsburgh, PA, 15221	Leased	Curtis I Kossman & Mark D. Kossman

Arcadia Health Services, Inc.	762 Independence Boulevard Suite 100 A Virginia Beach, VA, 23455	Leased	Horizon Investment Co., LLC

2

SCHEDULE 6.6
LIENS
None

SCHEDULE 6.10
ENVIRONMENTAL MATTERS
None